SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. N/A)

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FIRST SECURITY GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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July 29, 2011

TO THE SHAREHOLDERS OF

FIRST SECURITY GROUP, INC.:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of First Security Group, Inc., which will be held at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Tuesday, September 13, 2011, at 2:00 p.m. local time.

At the Meeting, you will be asked to consider and vote upon (i) the election of seven (7) directors to serve until the 2012 Annual Meeting of Shareholders and until their successors have been elected and qualified; (ii) a non-binding resolution approving the compensation of First Security’s executive officers as disclosed in the Proxy Statement; and (iii) an amendment to First Security’s Articles of Incorporation that would permit our Board of Directors to effect a one-for-ten (1-for-10) reverse stock split of our Common Stock.

Enclosed are the Notice of Meeting, Proxy Statement and Proxy. We hope you can attend the Meeting and vote your shares in person. In any case, we would appreciate your completing the enclosed Proxy and returning it to us. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the Meeting, you may vote your shares in person even if you have previously returned your Proxy.

If you have any questions about the Proxy Statement or our Annual Report, please call or write us.

Sincerely,

[Insert Signature]

Ralph E. Coffman, Jr.

Interim Chairman of the Board,

Interim Chief Executive Officer and President

FIRST SECURITY GROUP, INC.

531 Broad Street

Chattanooga, Tennessee 37402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 13, 2011

Notice is hereby given that the 2011 Annual Meeting of Shareholders of First Security Group, Inc. will be held at the corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Tuesday, September 13, 2011, at 2:00 p.m. local time for the following purposes:

1.	Elect Directors. To consider and vote upon the election of seven (7) directors to serve until the 2012 Annual Meeting of Shareholders and until their successors have been elected and qualified.

2.	Advisory Vote on Executive Compensation. To consider and vote upon a non-binding resolution approving the compensation of First Security’s executives as disclosed under the federal securities laws.

3.	Reverse Stock Split. To consider and vote upon an amendment to First Security’s Articles of Incorporation that would effect a one-for-ten (1-for-10) reverse stock split of our Common Stock.

4.	Other Business. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The enclosed Proxy Statement explains these proposals in greater detail. We urge you to review these materials carefully.

Only shareholders of record at the close of business on July 25, 2011 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.

By Order of the Board of Directors

[Insert Signature]

Ralph E. Coffman, Jr.

Interim Chairman of the Board,

Interim Chief Executive Officer and President

July 29, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 13, 2011.

THE PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS, PROXY CARD, AND 2010 ANNUAL REPORT ARE AVAILABLE ONLINE AT

http://www.FSGBank.com/proxymaterials

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO FIRST SECURITY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT FOR THE

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST SECURITY GROUP, INC.

JULY 29, 2011

INTRODUCTION

General

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors from holders of our Common Stock, $0.01 par value, for use at the 2011 Annual Meeting of Shareholders of First Security to be held at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Tuesday, September 13, 2011, at 2:00 p.m. local time, and at any adjournments or postponements thereof. Unless otherwise clearly specified, all references to “First Security,” “we,” “us” and “our” refer to First Security Group, Inc. and our subsidiary, FSGBank, National Association.

The Meeting is being held to consider and vote upon the proposals summarized under “Summary of Proposals” below and described in greater detail in this Proxy Statement. Our Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.

The 2010 Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2010, is included with this mailing. These proxy materials are first being mailed to our shareholders on or about August 4, 2011.

Our principal executive offices are located at 531 Broad Street, Chattanooga, Tennessee 37402 and our telephone number is (423) 266-2000.

Summary of Proposals

The proposals to be considered at the Meeting may be summarized as follows:

Proposal One.    To consider and vote upon the election of seven (7) directors to serve until the 2012 Annual Meeting of Shareholders and until their successors have been elected and qualified;

Proposal Two.    To consider and vote upon a non-binding resolution approving the compensation of First Security’s executives as disclosed under the federal securities laws; and

Proposal Three.    To consider and vote upon an amendment to First Security’s Articles of Incorporation that would effect a one-for-ten (1-for-10) reverse stock split of our Common Stock.

Quorum and Voting Requirements

Holders of record of Common Stock as of the Record Date, defined below, are entitled to one vote per share on each matter to be considered and voted upon at the Meeting. To hold a vote on any proposal, a quorum must be present with respect to that proposal. A quorum will be present if a majority of the total votes entitled to be cast are present in person or by valid proxy. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted as shares present. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Proposal One, relating to the election of the nominees for directors, requires approval by a plurality of the votes cast by the holders of shares of Common Stock entitled to vote with respect to that proposal. This means that those seven (7) nominees for directors receiving the greatest number of votes will be elected directors.

Proposal Two, relating to the non-binding resolution approving First Security’s executive compensation, requires that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal. Proposal Three, relating to the reverse stock split of our Common Stock, requires the affirmative vote of a majority of the outstanding shares of First Security’s Common Stock.

For Proposal Three, abstentions and broker non-votes will effectively constitute votes against. For all other proposals, neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval, although abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. This means that abstentions and broker non-votes will not affect the outcome of the vote with respect to Proposal One or Proposal Two or, to our knowledge, any other proposal properly brought before the Meeting.

Record Date, Solicitation and Revocability of Proxies

Our Board of Directors has fixed the close of business on July 25, 2011 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of shares of Common Stock on the Record Date will be entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, there were              shares of Common Stock issued and outstanding, and approximately              Common Stock holders of record.

Shares of Common Stock represented by properly executed Proxies, if such Proxies are received in time and not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxies. If no instructions are indicated, such shares of Common Stock will be voted “FOR” all identified proposals and in the discretion of the proxy holder as to any other matter that may properly come before the Meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the foregoing proposals at the time of the Meeting.

A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by: (i) giving written notice of revocation to our Secretary, (ii) properly submitting to us a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person. All written notices of revocation or other communications with respect to Proxies should be addressed as follows: First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402.

The cost of soliciting proxies for the meeting will be paid by First Security. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, First Security will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of Common Stock; such holders, after inquiry by First Security, will provide information concerning quantities of proxy materials needed to supply such information to beneficial owners, and First Security will reimburse them for the reasonable expense of mailing proxy materials to such persons.

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

This meeting is being held to, among other things, elect seven (7) directors of First Security to serve a one-year term of office expiring at the 2012 Annual Meeting of Shareholders and until their successors have been elected and qualified. Although all nominees are expected to serve if elected, if any nominee is unable to serve, the persons voting the Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by our Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (7 persons). Cumulative voting is not permitted.

First Security believes that its Board as a whole should encompass a range of talent, skill and expertise enabling it to provide sound guidance with respect to First Security’s operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business.

The Compensation and Nominating Committee seeks directors with strong reputations and experience in areas relevant to the strategy and operations of First Security’s business. Each director nominee identified below holds or has held senior executive positions in relevant organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, corporate governance, risk management, and leadership development. Our Compensation and Nominating Committee further believes that each of the director nominees has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; and the commitment to devote significant time and energy to service on the Board.

The following table shows for each current director and director nominee: (1) his or her name; (2) his or her age at December 31, 2010; (3) how long he or she has been one of our directors; (4) his or her position(s) with us, other than as a director; (5) his or her principal occupation and business experience for the past five years; and (6) a brief discussion of the specific experience, qualifications, attributes or skills that the Board believes qualifies each director for service on First Security’s Board. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years. Each of the director nominees listed below, other than Messrs. Clarke and Keller, is also currently a director of FSGBank.

Name (Age)	Director Since	Position with First Security and Business Experience
Ralph E. Coffman, Jr. (59)	2010	Interim Chairman and Interim Chief Executive Officer of First Security and FSGBank since April 2011; President and Chief Operating Officer of First Security since November 2010 and FSGBank since October 2010; Ohio Regional President of WesBanco Bank, Inc. from December 2007 to October 2009; President and Chief Executive Officer of Oak Hill Financial, Inc. from January 2004 to December 2007, when it merged with WesBanco Bank, Inc. We believe that Mr. Coffman’s more than 20 years of executive management experience in financial organizations, including his current service as our President and Interim Chief Executive Officer, well qualifies him to serve on our Board of Directors.

John J. Clarke, Jr. (68)	N/A	Managing Director of Triumph Investment Managers, LLC (private equity) since October 2003; Co-Founder of Baldwin & Clarke Corporate Finance, Inc., and 1st BCCW Capital Corp.

Name (Age)	Director Since	Position with First Security and Business Experience
		(financial services industry) since January 1989 and June 1993, respectively; Principal and Co-Founder of The Baldwin & Clarke Companies (financial services industry) since July 1976; Chairman of the Board of Directors of Homeland Renewable Energy, Inc. (energy industry) since June 2003; Director and Founder of Centrix Bank & Trust, Bedford, NH since June 1999; and Director and Founder of Centerpoint Bank from May 1990 to March 1996. We believe that Mr. Clarke’s extensive experience in the financial services industry, as well as his prior service on the boards of directors of two community-focused financial institutions well qualifies him to serve on our Board of Directors.

William C. Hall (59)	2010	Owner and Manager of Town and Country Restaurant (restaurant / hospitality, Chattanooga, TN) from 1976 to 2005; Managing Partner of T&C Holdings, GP (real estate investment), 2005 to present. We believe Mr. Hall’s experience as a small business owner in Chattanooga, one of our primary market areas, well qualifies him to serve on our Board of Directors.

Carol H. Jackson (71)	2002	Retired as Vice President of Baker Street Rentals (property management, Knoxville, TN) in 2006 after serving in this role since 1991. Ms. Jackson has 17 years of property management experience and has served on various bank boards continuously over the last 21 years. We believe Ms. Jackson’s experience in property management and her long service on the boards of financial institutions well qualifies her to serve on our Board of Directors.

Robert P. Keller (73)	N/A	Managing Director of Triumph Investment Managers, LLC (private equity) since October 2003; Director of Pennichuck Corporation, a publicly-traded water utility and land development company, since April 1983; Director of Homeland Renewable Energy, Inc. (energy industry) since August 2005; Director of First State Bank since November 2008 (elevated to Chairman in November 2010); Director of California Oaks State Bank from January 2005 to December 2010; Chairman of the Board of Directors at Security Business Bank of San Diego and Security Business Bancorp since September 2002 and April 2008, respectively; President and Chief Executive Officer of Eldorado Bancshares, Inc. from August 1995 to April 2001; Chairman and Chief Executive Officer of Eldorado Bank from August 1995 to April 2001; and Chairman and Chief Executive Officer of Antelope Valley Bank from July 1999 to April 2001. Mr. Keller is also a CPA. We believe that Mr. Keller’s extensive experience in management and as a director of several community-based financial institutions well qualifies him for service on our Board of Directors.

Name (Age)	Director Since	Position with First Security and Business Experience
Ralph L. Kendall (82)	1999	Retired as a partner with Ernst & Young LLP (international CPA firm, Chattanooga, TN) in 1986. Mr. Kendall has 35 years of accounting experience, with Ernst & Young LLP and its predecessors, and 25 years of service on bank boards. We believe Mr. Kendall’s long and varied business career, including his extensive accounting experience and work with larger corporations, well qualifies him to serve on our Board of Directors.

Kelly P. Kirkland (52)	2011	Retired as a partner with Leitner, Williams, Dooley & Napolitan, PLLC, following 27 and a half years of practice in December 2010. Ms. Kirkland maintains membership with the State Bars of Florida, Georgia and Tennessee, and is a member of the Chattanooga Bar Association. We believe that Ms. Kirkland’s varied legal practice, which included the representation of numerous complex public companies, well qualifies her to serve on our Board of Directors.

The appointments of Messrs. Clarke and Keller to the Boards of First Security and FSGBank are subject to applicable regulatory non-objections.

Vote Required to Approve Proposal

The election of the directors requires approval by a plurality of the votes cast by the holders of shares of Common Stock entitled to vote with respect to that proposal. This means that those seven (7) nominees for directors receiving the greatest number of votes will be elected directors, subject to any necessary regulatory non-objections.

FIRST SECURITY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF ALL SEVEN (7) NOMINEES LISTED ABOVE.

Director Independence

The Board of Directors has determined that the following current directors are independent pursuant to the independence standards of the Nasdaq Stock Market:

• William C. Hall • Carol H. Jackson	• Ralph L. Kendall • Kelly P. Kirkland

The Board considered any transaction, relationship or arrangement between First Security and the directors named above (and his or her family) and concluded each of these directors could exercise independent judgment in carrying out his or her responsibilities.

Board Leadership Structure and Role in Risk Oversight

First Security does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of First Security to make that determination from time to time based on the position and direction of First Security and the membership of the Board. The Board has determined that having First Security’s President and Interim Chief Executive Officer, Mr. Coffman, serve as Interim Chairman of the Board is in the best interest of First Security’s shareholders at this time. Mr. Coffman is responsible for FSGBank’s day-to-day operations and the implementation of FSGBank’s strategy. Given these responsibilities, the fact that FSGBank’s performance represents a significant portion of the discussion at board meetings, the current position and direction of First Security and the membership of the Board, the Board of Directors believes that it is currently appropriate for Mr. Coffman to chair Board meetings and serve as First Security’s Interim Chairman.

This structure makes the best use of Mr. Coffman’s day-to-day knowledge of First Security and the banking industry generally, as well as fostering greater communication between management and the Board. However, the Board also recognizes the value in outside oversight of management, noting that Mr. Coffman is the only management director on First Security’s Board of Directors. In addition, on April 27, 2011, the Board formally elected Director Carol H. Jackson as lead independent director. At the end of each Board meeting, the lead independent director is entitled to call an executive session for further discussion of matters amongst the independent directors.

The Board of Directors’ role in the risk management process is to oversee and monitor First Security’s risk management processes. The Board outlines our risk principles and management framework and it sets high level strategy and risk tolerances, including the creations of internal controls and safeguards relating to credit, interest rate, operational, transaction, legal, and reputation risks. Since her May 2009 appointment as Chief Risk Officer, Denise Cobb has had chief responsibility for the oversight of our risk profile, and reports directly to the Audit/Corporate Governance Committee of the Board with day-to-day oversight by Mr. Coffman, our President and Interim CEO. Ms. Cobb’s position was elevated to executive officer status by the Board in February 2010, emphasizing the Bank’s commitment to managing risks.

In addition, the Board of Directors has created several standing and ad hoc committees to provide regular oversight of various aspects of First Security’s risk and the members of our management team responsible for that segment of First Security’s operations. The Board believes that the overlapping oversight responsibilities of the committees provides a more thorough and consistent review of our risk profile. Our Asset/Liability Committee reviews treasury and liquidity management and First Security’s interest rate risk. The Audit/Corporate Governance Committee reviews First Security’s corporate governance, accounting functions, internal audit and loan review functions. The Loan and Asset Quality Committee shares responsibility for reviewing First Security’s credit administration function, including our special assets department, while our Trust Committee focuses on our Trust Management department. The Compensation and Nominating Committee provide the closest and most thorough review of our executive management and their ongoing operation of First Security. Finally, the Compliance Committee provides direct oversight of First Security’s regulatory compliance and has been tasked with overseeing management’s implementation of changes designed to improve the condition and profitability of First Security. In total, the Board of Directors plays an active and essential role in the Company’s management of its risk profile.

Board Meetings and Committees

Our Board of Directors held 19 meetings during 2010. All incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and the Board committees on which they served. Although we do not have a formal policy regarding our board members’ attendance at the Annual Meeting of Shareholders, board members are encouraged to attend shareholder meetings. All of our directors in office at the time attended the 2010 Annual Meeting of Shareholders.

Our Board of Directors has six standing committees: the Asset/Liability Committee, the Audit/Corporate Governance Committee, the Compensation and Nominating Committee, the Compliance Committee, the Loan and Asset Quality Committee, and the Trust Committee. Each committee also serves the same functions for FSGBank.

Audit/Corporate Governance Committee.    Our Audit/Corporate Governance Committee is currently comprised of Ralph L. Kendall (Chairman), William C. Hall, and Carol H. Jackson, each of whom are independent directors under the independence standards of the Nasdaq Stock Market. The Board of Directors has

determined that Mr. Kendall meets the criteria specified under applicable SEC regulations for an “audit committee financial expert.” In addition, the Board believes that all of the Audit/Corporate Governance Committee members have the financial knowledge, business experience and independent judgment necessary for service on the Audit/Corporate Governance Committee. The Audit/Corporate Governance Committee held five meetings during 2010.

The Audit/Corporate Governance Committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, overseeing the audit of our fiduciary activities and determining that all audits and examinations required by law are performed. Our Board of Directors has adopted a written charter for the Audit/Corporate Governance Committee, a copy of which is available on our website, www.FSGBank.com. Our Board of Directors annually reviews and approves changes to the Audit/Corporate Governance Committee charter. Under the charter, the committee has the authority and is empowered to:

•	appoint, approve compensation and oversee the work of the independent auditor;

•	resolve disagreements between management and the auditors regarding financial reporting;

•	pre-approve all auditing and appropriate non-auditing services performed by the independent auditor;

•	retain independent counsel and accountants to assist the committee;

•	seek information it requires from employees or external parties; and

•	meet with our officers, independent auditors or outside counsel as necessary.

The Audit/Corporate Governance Committee Report is found in the “Audit Committee Matters” section beginning on page 27 of this Proxy Statement.

Compensation and Nominating Committee.    Due to director resignations made effective since December 31, 2010, Ralph L. Kendall, an independent director under the independence standards of the Nasdaq Stock Market, is currently the sole member of our Compensation and Nominating Committee. The Compensation and Nominating Committee held four meetings during 2010. The Compensation and Nominating Committee is responsible for the identification of individuals qualified to become members of the Board, and for either the selection of, or recommendation to our Board of Directors for, the director nominees for the next annual shareholders meeting. The Compensation and Nominating Committee has the authority to determine the compensation of our executive officers and employees and administers our benefit and incentive plans, as well as the power to interpret the provisions of our Long-Term Incentive Plans. The Board of Directors has adopted a written charter for the Compensation and Nominating Committee, a copy of which is available on our website, www.FSGBank.com.

The Compensation and Nominating Committee has not adopted a formal policy or process for identifying or evaluating director nominees, but it informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers and shareholders of First Security, and professionals in the financial services industry and in other economic sectors when considering prospective directors. Once the committee has generated potential nominees, it then considers the potential nominee’s business experience; knowledge of First Security and the financial services industry; experience in serving as a director of the Company or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by First Security; commitment to and availability for service as a director.

Although the Compensation and Nominating Committee does not have a policy with regard to the consideration of diversity in identifying director nominees, the committee does consider all aspects of diversity in identifying well-qualified director nominees. The Compensation and Nominating Committee strives to nominate individuals with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee First Security’s business. In particular, the Compensation and Nominating Committee attempts to identify well-qualified directors who are representative of First Security’s market area and customers.

In accordance with our bylaws, a shareholder may nominate persons for election as directors. If the officer presiding at the annual meeting determines that a nomination was not made in accordance with the bylaws, the nomination may be disregarded. The bylaws require written notice to the Secretary of First Security of the nomination be received at our principal executive offices at least 60 days prior to the date of the annual meeting, assuming the meeting will be held the same date as the prior year’s annual meeting, or at least 60 days prior to the date of the annual meeting for that year provided that we have publicly announced the annual meeting date at least 75 days in advance. The notice must set forth:

(1)	the name, age, business address and residence address of all individuals nominated;

(2)	the principal occupation or employment of all individuals nominated;

(3)	the class and number of shares of First Security that are beneficially owned by all individuals nominated;

(4)	any other information relating to all individuals nominated that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 and the SEC’s rules and regulations thereunder and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of First Security are traded;

(5)	the name and record address of the nominating shareholder; and

(6)	the class and number of shares of First Security which are beneficially owned by the nominating shareholder.

No member of the Compensation and Nominating Committee is now or was during the last fiscal year an officer or employee of First Security or FSGBank. During 2010, none of our executive officers served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity for which any of our Compensation and Nominating Committee members served as an executive officer.

Director Compensation

2010 Director Compensation Table

The following table shows the total fees paid to, or earned by, each of our non-employee directors for their service on the Board of Directors during 2010.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)		($)	($)	($)	($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
J.C. Harold Anders	5,000	—	—		—	—	—	5,000
Randall L. Gibson	39,500	—	4,500	(1)	—	—	—	44,000
William C. Hall	11,375	—	990	(2)	—	—	—	12,365
Carol H. Jackson	45,750	—	4,500	(1)	—	—	—	50,250
Ralph L. Kendall	45,750	—	4,500	(1)	—	—	—	50,250
William B. Kilbride	2,500	—	—		—	—	—	2,500
D. Ray Marler	61,000	—	4,500	(1)	—	—	—	65,500
Ralph E. Mathews, Jr.	35,000	—	4,400	(3)	—	—	—	39,400
Tim T. Morris	20,625	—	990	(2)	—	—	—	21,615

(1)

Represents the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718, using the methods and assumptions described in Note 15 of our consolidated financial statements. Under our 2002 Long-Term Incentive Plan, stock options were granted on June 30, 2010 and are subject to three-year service vesting. The June 30, 2010 options were granted at an exercise price of $1.92 per share. The following assumptions were used in the Black-Scholes methodology for the 2010 awards: expected volatility 40.1%, risk-free interest rate 2.42%, expected life 6.5 years and expected divided yield 0.00%. The resulting Black-Scholes grant value for the 2010 awards is $0.90 per share. The annual awards for each director listed was 5,000 options.

(2)	Represents the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718, using the methods and assumptions described in Note 15 of our consolidated financial statements. Under our 2002 Long-Term Incentive Plan, stock options were granted on December 7, 2010 and are subject to three-year service vesting. The December 7, 2010 options were granted at an exercise price of $0.60 per share. The following assumptions were used in the Black-Scholes methodology for the 2010 awards: expected volatility 53.7%, risk-free interest rate 2.51%, expected life 6.5 years and expected divided yield 0.00%. The resulting Black-Scholes grant value for the 2010 awards is $0.33 per share. The annual awards for each director listed was 3,000 options.
(3)	Represents the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718, using the methods and assumptions described in Note 15 of our consolidated financial statements. Under our 2002 Long-Term Incentive Plan, stock options were granted on July 21, 2010 and are subject to three-year service vesting. The July 21, 2010 options were granted at an exercise price of $1.87 per share. The following assumptions were used in the Black-Scholes methodology for the 2010 award: expected volatility 44.4%, risk-free interest rate 2.32%, expected life 6.5 years and expected divided yield 0.00%. The resulting Black-Scholes grant value for the 2010 award is $0.88 per share. The annual award for the director listed was 5,000 options.

Cash Compensation

Annually, on or about the annual meeting date, each non-employee Director is paid a $19,500 retainer fee for the next year’s service up to the next annual meeting. The Audit/Corporate Governance, Compliance, and Compensation and Nominating Committees meet as needed and the Chairperson of each shall receive an additional annual retainer of $5,000, unless the Chairperson is an inside director. The Asset/Liability, Loan and Asset Quality, and Trust Committees will meet as needed and the Chairperson of each shall receive an additional annual retainer of $3,000, unless the Chairperson is an inside director. Fees are pro rated for Directors who are elected to the Board of Directors following the annual meeting of shareholders.

Each non-employee Director is paid a $1,000 fee for attending each Board meeting and a $500 fee for attending each Committee meeting. Non-employee Directors who attend Board meetings or Committee meetings are only eligible for the fees described above for meetings that are attended in person. Directors who participate in a Board or Committee meeting via teleconference will receive 50% of the standard meeting fee.

Equity Compensation

Non-employee Directors receive an annual grant of 5,000 stock options. Non-employee Directors who commence service on the Board at any time other than immediately following the annual shareholder meeting receive a pro rated stock option grant based upon the number of months actually served. All stock options granted to non-employee Directors are subject to the terms of First Security’s 2002 Long-Term Incentive Plan, and are granted within 30 days of the commencement or renewal (if reelected) of service as a Director.

Compensation-Related Governance and Role of the Compensation and Nominating Committee

Committee Charter and Members.    The Compensation and Nominating Committee’s primary compensation-related responsibilities are to: (1) determine the compensation payable to executive officers; (2) evaluate the performance of the Chief Executive Officer and the relationship between performance and First Security’s compensation policies for the Chief Executive Officer and other executive officers; (3) issue reports in accordance with SEC rules regarding compensation policies; and (4) approve and administer stock-based, profit-sharing and incentive compensation plans. The Charter of the Compensation and Nominating Committee is available on our website, www.FSGBank.com, and in print upon request (submit request for copies of the Charter to First Security Group, Inc., Attn: Investor Relations, 531 Broad Street, Chattanooga, TN 37402). As of December 31, 2010, the members of First Security’s Compensation and Nominating Committee were Ray Marler (Chairman), Ralph L. Kendall, and Ralph Mathews, each of whom were “independent” within the meaning of the listing standards of the NASDAQ, a “nonemployee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Committee Activity.    The Committee held four meetings during 2010. Activities included benchmarking each element of compensation for the Named Executive Officers, developing the 2010 incentive plan, analyzing the TARP CPP executive compensation limitations, and determining recommended incentive awards and salary increases based on performance.

Interaction with Consultants.    Historically, the Committee has retained the services of nationally recognized consulting firms to assist First Security in benchmarking compensation for the Named Executive Officers. The most recent compensation study focusing on executive officers was conducted by Amalfi Consulting LLC in December 2008, who reported directly to the Committee. In light of economic circumstances, the restrictions on executive compensation related to First Security’s participation in the Troubled Asset Relief Program Capital Purchase Program (TARP CPP), the Committee decided not to hire a consultant during 2009 or 2010.

Role of Executives in Committee Deliberations.    The Committee frequently requests the Chief Executive Officer to be present at Committee meetings to discuss executive compensation and evaluate company and individual performance. Occasionally, other executives may attend a Committee meeting to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only the independent Committee members may vote on decisions regarding changes in executive compensation.

The Chief Executive Officer does not provide the recommendations for changes in his own compensation. The Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made without the Chief Executive Officer present.

EXECUTIVE OFFICERS

Executive officers are appointed annually at the meetings of the respective Boards of Directors of First Security and FSGBank following the annual meetings of shareholders, to serve until the next annual meeting and until their successors or additional executive officers are chosen and qualified. The following table shows for each executive officer: (1) his or her name; (2) his or her age at December 31, 2010; (3) how long he or she has been an officer of First Security; (4) his or her position with First Security; and (5) his or her principal occupation and business experience for the past five years.

Name (Age)	Officer Since	Position with First Security and Business Experience
Ralph E. Coffman, Jr. (59)	2010	Interim Chairman and Chief Executive Officer of First Security and FSGBank since April 2011; President and Chief Operating Officer of First Security since November 2010 and FSGBank since October 2010; Ohio Regional President of WesBanco Bank, Inc., from December 2007 to October 2009; President and Chief Executive Officer of Oak Hill Financial, Inc., from January 2004 to December 2007, when it merged with WesBanco Bank, Inc.

Denise M. Cobb (36)	2010	Executive Vice President and Chief Risk Officer of First Security and FSGBank since May 2010; Senior Vice President and Chief Risk Officer of First Security and FSGBank from May 2009 to May 2010; Vice President, Director of Internal Audit for First Security and FSGBank from October 2007 to May 2009; Vice President, Project Manager of First Security and FSGBank from August 2006 to October 2007; and Vice President, Corporate Controller and Principal Accounting Officer of First Security and FSGBank from February 2005 to August 2006.

John R. Haddock (32)	2011	Executive Vice President, Chief Financial Officer, and Secretary of the Board of First Security and FSGBank since February 2011; Corporate Controller of First Security and FSGBank from 2006 to February 2011.

Robyn L. Thomas (48)	2010	Commercial Banking President of FSGBank since December 2010; Senior Vice President and Senior Loan Officer of FSGBank from February 2007 to December 2010; Senior Vice President and Co-Manager of Wealth Management of FSGBank from June 2004 to February 2007.

Terry M. Todd (52)	2010	Retail Banking President of FSGBank since July 2010; Chattanooga Regional President of FSGBank from July 2006 to July 2010; Senior Vice President and Senior Loan Officer of FSGBank from July 2003 to June 2006.

Rodger B. Holley resigned as Chairman and Chief Executive Officer of First Security and FSGBank on April 21, 2011. Mr. Holley had served as Chairman and Chief Executive Officer of First Security since 1999 and FSGBank since 2000. As Mr. Holley served as First Security’s principal executive officer for all of 2010, he is included in First Security’s summary compensation tables below, and is deemed a “Named Executive Officer” for 2011.

William L. Lusk, Jr., resigned as Secretary, Chief Financial Officer and Executive Vice President of First Security and FSGBank on February 23, 2011. Mr. Lusk had served as Secretary, Chief Financial Officer and Executive Vice President of First Security since 1999 and FSGBank since 2000. As Mr. Lusk served as First Security’s principal financial officer for all of 2010, he is included in First Security’s summary compensation tables below, and is deemed a “Named Executive Officer” for 2011.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning the annual and long-term compensation paid or accrued by First Security and its subsidiaries to or on behalf of First Security’s principal executive and financial officers serving during 2010, the other three most highly compensated executive officers of First Security serving as executive officers at the end of 2010, and one former executive who received a settlement payment in 2010. Collectively, the individuals named below are First Security’s Named Executive Officers for 2011.

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus (2) ($) (d)	Stock Awards (3) ($) (e)	Option Awards (4) ($) (f)	Non-Equity Incentive Plan Compensation (5) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6) ($) (h)	All Other Compensation (7) ($) (i)	Total ($) (j)
Rodger B. Holley,	2010	358,800	—	—	—	—	524,941	28,096	911,837
Former Chairman and CEO	2009	358,800	—	—	—	—	434,285	37,545	830,630
	2008	358,800	—	11,350	11,314	—	368,529	37,634	787,627

William L. Lusk, Jr.,	2010	205,517	—	—	—	—	7,188	26,610	239,315
Former Secretary, CFO	2009	185,100	—	—	—	—	6,420	25,881	217,401
and EVP	2008	185,100	—	4,540	4,582	—	5,726	28,994	228,942

Terry M. Todd	2010	175,644	—	—	—	—	—	15,768	191,412
Retail Banking Executive

Robyn L. Thomas	2010	153,282	—	—	—	—	—	13,086	166,368
Commercial Banking Executive

Denise M. Cobb	2010	153,438	—	—	—	—	—	10,762	164,200
CRO and EVP

Lloyd L. Montgomery, III,	2010	—	—	—	—	—	—	540,291	540,291
Former COO & President	2009	71,655	—	—	—	—	(132,698)	724,628	663,585
	2008	233,000	—	7,264	7,200	—	44,936	27,667	320,067

(1)	Represents base salary.
(2)	Represents discretionary bonus awards.
(3)	Represents the grant date fair value of the restricted stock awards computed in accordance with FASB ASC Topic 718, using the methods and assumptions described in Note 15 of our consolidated financial statements. Under our 2002 Long-Term Incentive Plan, stock awards were granted on February 27, 2008 (based on First Security's performance in 2007) and are subject to three-year service vesting. The 2008 share awards were granted at fair values of $9.08 per share. Awards for the Named Executive Officers were as follows: Mr. Holley-1,250 shares, Mr. Lusk-500 shares and Mr. Montgomery-800 shares.
(4)	Represents the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718, using the methods and assumptions described in Note 15 of our consolidated financial statements. Under our 2002 Long-Term Incentive Plan, stock options were granted on February 27, 2008 and are subject to three-year service vesting. The 2008 options were granted at an exercise price of $9.08 per share. The following assumptions were used in the Black-Scholes methodology for the 2008 awards: expected volatility 20.7%, risk-free interest rate 3.33%, expected life 6.5 years and expected divided yield 2.20%. The resulting Black-Scholes grant value for the 2008 awards is $1.87 per share. Awards for the Named Executive Officers were as follows: Mr. Holley-6,050 options, Mr. Lusk-2,450 options and Mr. Montgomery-3,850 options.
(5)	First Security does not issue Non-Equity Incentive Plan Awards as defined by the SEC.
(6)	Represents the aggregate change in the actuarial present value of the salary continuation agreements with the Named Executive Officers, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement. First Security does not provide the Named Executive Officers with nonqualified deferred compensation opportunities.
(7)	Represents all other forms of compensation, including the First Security's 401(k) match and perquisites provided to the Named Executive Officers (consisting of automobile allowance or business and personal use of a company car for transportation for the executive, his customers, employees and directors; social and civic club dues for networking and entertaining; and business and personal use of a cell phone for accessibility to the executive). First Security provided 401(k) matches in 2010 as follows: Holley-$12,558, Lusk-$6,829, Todd-$6,083, Thomas-$5,510, Cobb-$5,096, and Montgomery-$0. Pursuant to Mr. Montgomery's employment agreement, First Security paid $540,291 in 2010 for the settlement of arbitration and for legal fees, consulting fees and other related expenses incurred by Mr. Montgomery in seeking to enforce payment, benefit or right provided in said agreement.

In light of the resignations of Messrs. Holley and Lusk, as well as the settlement with Mr. Montgomery reached in 2010, First Security anticipates a significant reduction in compensation expense for its executive officers. Mr. Coffman, First Security’s Interim Chief Executive Officer, is currently paid $250,000 annually, and Mr. Haddock, First Security’s Chief Financial Officer, is currently paid $190,000 annually.

First Security has entered into separate employment agreements with Messrs. Holley, Coffman and Lusk, salary continuation agreements with Messrs. Holley and Lusk, and a change in control benefit agreement with Ms. Thomas. The material terms of these arrangements are described below.

In connection with First Security’s participation in the TARP CPP, each of our Named Executive Officers have also entered into a separate letter agreement with First Security that sets forth each executive’s acknowledgment and agreement that certain amounts otherwise payable to the executive under the employment agreements described below may be limited during the period that the Treasury holds an investment in First Security under the TARP CPP. First Security is prohibited, for so long as the Treasury holds an investment in First Security, from any payment to a Named Executive Officer upon departure from First Security for any reason, except for payments for services performed or benefits accrued.

First Security entered into a three-year employment agreement with Rodger B. Holley on May 16, 2003 regarding Mr. Holley’s employment as Chairman and Chief Executive Officer. At the end of each year of the agreement, it renewed for an additional year, unless either of the parties gave notice of an intent not to renew the agreement at least 90 days prior to the renewal date. Under the terms of the agreement, First Security provided Mr. Holley with health and life insurance, membership fees to social and civic clubs and an automobile for business and personal use. If First Security had terminated Mr. Holley’s employment without cause or Mr. Holley had terminated his employment for good reason, Mr. Holley would have been entitled to a Lump Sum Payment, a Pro Rata Incentive Payment and continuation of medical benefits for 12 months. The Lump Sum Payment would have been an amount equal to the sum of his current base salary plus the greater of (1) the highest of his last three years’ incentive payments or (2) his target annual incentive. The Pro Rata Incentive Payment would have been an amount equal to the pro rata portion of the target annual incentive based on the number of days that have passed in the employment year before Mr. Holley’s termination. Upon a change in control of First Security, Mr. Holley would have been entitled to three times the Lump Sum Payment, payment of a Pro Rata Incentive Payment, and continuation of medical benefits for 12 months. Mr. Holley resigned his employment with First Security on April 21, 2011.

First Security entered into a three-year employment agreement with William L. Lusk, Jr. on May 16, 2003 regarding Mr. Lusk’s employment as the Secretary, Chief Financial Officer, and Executive Vice President. With the exception of the initial base salary, the terms of Mr. Lusk’s employment agreement were the same as those in Mr. Holley’s agreement. Mr. Lusk resigned his employment with First Security on February 23, 2011.

Mr. Holley and Mr. Lusk remain subject to the non-competition and non-solicitation provisions of their respective agreements which generally provided that each would not compete with First Security in the banking business nor solicit First Security’s customers or employees for a period of 12 months following their resignation.

The salary continuation agreements with Messrs. Holley and Lusk were intended to provide the officers with a fixed annual benefit for 15 years subsequent to retirement on or after the normal retirement age of 65. The salary continuation agreements supported the objective of maintaining a stable, committed, and qualified team of key executives through the inclusion of retention and non-competition provisions. In light of their respective resignations, Messrs. Holley and Lusk are entitled to monthly benefits for 15 years after reaching normal retirement age (65) based on the level of benefits accrued during their service to First Security. This annual benefit will be payable over 15 years in 12 equal monthly installments, commencing on the first day of the month following the executive’s 65th birthday (retirement age). Under the terms of the salary continuation agreements, First Security had accrued approximately $2.0 million for Mr. Holley and $32,000 for Mr. Lusk.

First Security entered into an employment agreement with Ralph E. “Gene” Coffman, Jr. on September 20, 2010 regarding Mr. Coffman’s employment. Under the terms of this agreement, Mr. Coffman serves as an at-will employee of First Security, meaning that the agreement is terminable by either Mr. Coffman or First Security for any reason upon 30 days written notice. As part of the agreement, First Security allows Mr. Coffman to participate in First Security’s employee benefit plans, medical insurance plans, other benefit plans and perquisite programs that are in effect for all First Security employees, and grants him reimbursement for reasonable membership fees to social and civic clubs and an automobile for business and personal use. This agreement also provides for certain travel, rent reimbursement and relocation expenses related to Mr. Coffman’s relocation to Chattanooga, Tennessee. The agreement also provides for the reimbursement of legal fees relating to the negotiation of the employment agreement. The agreement also generally provides that Mr. Coffman will not compete with First Security in the banking business nor solicit First Security’s customers or employees for a period of 12 months following the termination of his employment.

First Security entered into a change in control benefit agreement with Robyn L. Thomas on June 23, 2004. Pursuant to this agreement, should Ms. Thomas’s employment be involuntarily terminated by the Company within 12 months of a change in control of First Security (as otherwise defined in the agreement), Ms. Thomas is entitled to receive a payment equal to her current base salary plus a target annual incentive as set forth in the Company’s Incentive Compensation Plan in the year in which the change in control occurs. In addition, Ms. Thomas is similarly entitled to receive the continuation of medical benefits for 12 months following the involuntary termination of her employment by the Company following a change in control; should the Company’s insurance plans not permit her to retain coverage, the Company shall provide her with a cash payment equivalent to the cost of continuing coverage under First Security’s relevant benefit plans. Finally, should Ms. Thomas’s employment be involuntarily terminated by First Security following a change in control, all of Ms. Thomas’s unvested stock options shall immediately become fully vested and exercisable, and all outstanding restricted stock awards shall become fully vested. The agreement also generally provides that Ms. Thomas will not compete with First Security in the banking business nor solicit First Security’s customers or employees for a period of 12 months following the involuntary termination of her employment.

On January 19, 2010, First Security settled a $2.3 million arbitration claim made in 2009 by Lloyd L. Montgomery, III, its former President and Chief Operating Officer, by agreeing to pay Mr. Montgomery $500,000 pursuant to a settlement agreement. After vigorously defending against the claim since its filing, First Security determined that, given the expenses attendant to the conduct of the arbitration proceeding and related considerations, it was in First Security’s best interests to resolve the claim by agreement. Therefore, First Security negotiated a settlement agreement with Mr. Montgomery on its behalf and on behalf of FSGBank, N.A. through which the parties agreed to: (i) the payment described above; (ii) fully, finally and generally release all claims they had against one another; and (iii) dismiss the arbitration claim with prejudice. The settlement agreement also provides that Mr. Montgomery’s confidentiality and non-solicitation obligations under his employment agreement remained in effect.

2010 Grants of Plan-Based Awards

First Security did not grant any non-equity incentive plan, equity incentive plan, restricted stock, or stock option awards to the Named Executive Officers in 2010.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table sets forth information concerning outstanding awards previously granted to the Named Executive Officers that were held by the Named Executive Officers at December 31, 2010.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Rodger B. Holley	116,064	—		—	5.34	2/1/2011
	57,600	—		—	6.94	4/22/2013
	18,000	—		—	8.33	1/28/2014
	17,500	—		—	9.50	12/21/2015
	17,500	—		—	11.35	12/27/2016
	3,993	2,057	(2)	—	9.08	2/27/2018
							425	(3)	383

William L. Lusk, Jr.	59,904	—		—	5.34	2/1/2011
	21,600	—		—	6.94	4/22/2013
	9,000	—		—	8.33	1/28/2014
	7,500	—		—	9.50	12/21/2015
	7,500	—		—	11.35	12/27/2016
	1,617	833	(4)	—	9.08	2/27/2018
							170	(5)	153

Terry M. Todd	18,000	—		—	6.94	4/22/2013
	3,600	—		—	8.33	1/28/2014
	9,000	—		—	9.50	12/21/2015
	9,000	—		—	11.35	12/27/2016
	1,452	748	(6)	—	9.08	2/27/2018

Robyn L. Thomas	6,000	—		—	8.33	1/28/2014
	3,500	—		—	9.50	12/21/2015
	4,000	—		—	11.35	12/27/2016
	1,254	646	(7)	—	9.08	2/27/2018

Denise M. Cobb	5,500	—		—	10.00	8/29/2015

Lloyd L. Montgomery, III	—	—		—	—

(1)	Based on the closing price of First Security's common stock (NASDAQ: FSGI) on December 31, 2010 (i.e. $0.90 per share).
(2)	Vesting schedule for unexercisable options: 2,057 option shares on 2/27/2011.
(3)	Vesting schedule for stock: 425 shares on 2/27/2011.
(4)	Vesting schedule for unexercisable options: 833 option shares on 2/27/2011.
(5)	Vesting schedule for stock: 170 shares on 2/27/2011.
(6)	Vesting schedule for unexercisable options: 748 option shares on 2/27/2011.
(7)	Vesting schedule for unexercisable options: 646 option shares on 2/27/2011.

2010 Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and vesting of awards held by the Named Executive Officers during the fiscal year ended December 31, 2010.

	Option Awards (1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting (2) ($) (e)
Rodger B. Holley	—	—	413	(3)	962
William L. Lusk, Jr.	—	—	165	(4)	384
Terry M. Todd	—	—	—		—
Robyn L. Thomas	—	—	—		—
Denise M. Cobb	—	—	—		—
Lloyd L. Montgomery, III	—	—	—		—

(1)	The Named Executive Officers did not exercise any stock options during the fiscal year ended December 31, 2010.
(2)	Based on the closing price of First Security's common stock (NASDAQ: FSGI) on the vesting dates: February 27, 2010 (i.e. $2.33 per share).
(3)	33% of the 1,250 share stock award dated February 27, 2008 vested at the end of the second year.
(4)	33% of the 500 share stock award dated February 27, 2008 vested at the end of the second year.

2010 Pension Benefits

The following table sets forth information concerning the present value of accumulated benefits under the salary continuation agreements with each Named Executive Officer at December 31, 2010.

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Rodger B. Holley	Salary Continuation Agreement	5.6	2,016,182	—
William L. Lusk, Jr.	Salary Continuation Agreement	5.6	31,364	—
Terry M. Todd	—	—	—	—
Robyn L. Thomas	—	—	—	—
Denise M. Cobb	—	—	—	—
Lloyd L. Montgomery, III	—	—	—	—

(1)	First Security entered into salary continuation agreements with certain of the Named Executive Officers, effective June 1, 2005.

Non-Qualified Deferred Compensation

In 2010, the Named Executive Officers did not participate in any plan that provides for the deferral of compensation on a basis that is not tax-qualified.

PROPOSAL TWO:

NON-BINDING RESOLUTION APPROVING COMPENSATION

OF FIRST SECURITY’S EXECUTIVE OFFICERS

General

On January 9, 2009, First Security completed a transaction with the United States Treasury under the Troubled Asset Relief Program Capital Purchase Program (TARP CPP). Under the TARP CPP, First Security sold 33,000 shares of its Series A Cumulative Perpetual Preferred Stock, which bears an initial dividend rate of 5% increasing to 9% after five years, to the Treasury in exchange for an investment of $33 million. In addition, the Treasury received a warrant for the purchase of 823,627 shares of First Security’s Common Stock. One of the conditions of participation in the TARP CPP is that First Security comply with certain limits on its compensation of its executive officers.

Under the American Recovery and Reinvestment Act of 2009 (ARRA), First Security is required to submit to its shareholders a non-binding vote on the compensation of First Security’s executives for so long as the Treasury holds an investment in First Security. By the terms of ARRA, this vote by shareholders (i) is not binding on the Board of Directors of First Security, (ii) is not to be construed as overruling any decision by our Board of Directors; and (iii) does not create or imply any additional duties by our Board of Directors.

Executive Compensation

First Security believes that its compensation policies and procedures, which are reviewed and recommended by the Compensation and Nominating Committee and approved by the Board of Directors, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. Like most community banks, the ongoing financial downturn continued to have a significant negative impact on First Security’s 2010 results of operations and on the price of First Security’s Common Stock. Consistent with the objective of aligning the compensation of First Security’s executive officers with the annual and long-term performance of First Security and the interests of First Security’s shareholders, these factors were also reflected in the compensation of First Security’s Named Executive Officers for 2010.

Our Board of Directors and management believe that the compensation paid to the Named Executive Officers as disclosed in this proxy statement is reasonable and competitive. The Board uses various methods and analyses in setting the compensation for the Named Executive Officers.

The Board of Directors strives hard to pay fair compensation to its Named Executive Officers, and all employees, and believes its compensation practices are reasonable.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement starting on page 12 for a detailed discussion of First Security’s executive compensation program.

As required by ARRA and the guidance provided by the SEC, the Board of Directors has authorized a shareholder vote on First Security’s executive compensation. This proposal, commonly known as a “Say on Pay” proposal, gives First Security’s shareholders the opportunity to endorse or not endorse First Security’s executive pay program and policies through the following resolution:

“Resolved, the shareholders of First Security approve the compensation of First Security’s executives, as disclosed under the federal securities laws.”

Vote Required to Approve Proposal

The approval of the non-binding resolution approving the compensation of First Security’s executives as disclosed under the federal securities laws requires approval by the affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast at the Meeting. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation and Nominating Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

ADOPTION OF THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF FIRST SECURITY’S EXECUTIVES.

PROPOSAL THREE:

APPROVAL TO EFFECT AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

On                     , 2011, the Board of Directors adopted resolutions: (1) declaring that an amendment to the Articles of Incorporation to effect a one-for-ten (1-for-10) reverse stock split, as described below, was advisable and (2) directing that a proposal to approve the reverse stock split be submitted to holders of our Common Stock for their approval at the Annual Meeting (the “Reverse Stock Split Proposal”).

The Reverse Stock Split Proposal

Under the terms of the Reverse Stock Split Proposal, the Board will be given the authority to determine whether and when to implement the proposed amendment following the Annual Meeting. If and when a reverse stock split is implemented, the Board will declare that ten (10) shares of issued and outstanding Common Stock of First Security (“Old Common Stock”) shall automatically be reclassified and converted into one share of Common Stock (the “Reverse Stock Split”). If the Reverse Stock Split Proposal is approved by our shareholders, the Board of Directors will determine, prior to the filing of the amendment with the Tennessee Secretary of State, whether such an action continues to be in the best interest of our shareholders, and if so, when the Reverse Stock Split shall occur. The Board will consider, among other things, the market price and liquidity of our Common Stock prior to implementing the Reverse Stock Split. While the Board will retain this discretion as part of the Reverse Stock Split Proposal, at this time, we anticipate that the Company will take action to effect the Reverse Stock Split shortly after the time of our Annual Meeting.

To avoid the existence of fractional shares of our Common Stock, the number of shares to be issued to each shareholder will be rounded up to the nearest whole number, if, as a result of the Reverse Stock Split, the number of shares owned by any shareholder would not be a whole number. Although the number of issued and outstanding shares of First Security’s Common Stock will be reduced by the Reverse Stock Split, First Security will continue to have 150,000,000 shares of Common Stock authorized under its Articles of Incorporation.

If the shareholders approve this proposal, the following text will be added to Article II of First Security’s Articles of Incorporation as Section 2.1(c):

“(c) As of [time] on [date] (the “Effective Time”), a reverse stock split (“Reverse Stock Split”) will occur, a result of which each ten (10) shares of issued and outstanding Common Stock of the corporation (“Old Common Stock”) shall automatically, without further action on the part of the corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the corporation’s Common Stock (“New Common Stock”). The corporation will not issue fractional shares. The number of shares to be issued to each stockholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any stockholder would not be a whole number. From and after the Effective Time, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provisions hereof.”

Background and Reasons for the Proposal

First Security’s Common Stock is listed on the NASDAQ Global Select Market and we are therefore subject to certain continued listing standards and requirements, including a minimum bid price of its Common Stock of at least $1.00 per share. For example, if the bid price of First Security’s Common Stock falls below $1.00 per share or the market value of the publicly held Common Stock falls below certain amounts for 30 consecutive trading days, our Common Stock may be delisted from the NASDAQ Global Select Market. First Security received a notice from the NASDAQ Stock Market on April 4, 2011 that our Common Stock had closed below $1.00 per share for 30 consecutive business days, and was therefore not in compliance with NASDAQ Marketplace Rule 5450(a)(1) (the “Bid Price Rule”). The notification was expected given First Security’s stock price in March 2011 and has had no immediate effect on the listing or trading of the stock on NASDAQ.

In accordance with Marketplace Rule 5810(c)(3)(A), First Security may regain compliance with the Bid Price Rule if shares of its Common Stock close at or above $1.00 for at least 10 consecutive business days by October 3, 2011. In the event First Security does not regain compliance with the Bid Price Rule prior to the expiration of the grace period, it will receive written notification from NASDAQ that its securities are subject to delisting from the NASDAQ Global Select Market. At that time, we may be permitted to transfer our Common Stock to the NASDAQ Capital Market if it otherwise satisfies all applicable criteria for listing.

We believe that the Reverse Stock Split, if implemented and successful in allowing First Security’s Common Stock to comply with the Bid Price Rule, will allow our Common Stock to continue to be listed on the NASDAQ Global Select Market. In addition, we believe that the Reverse Stock Split, if implemented, will make our Common Stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that, if approved and implemented by our Board of Directors, a Reverse Stock Split will make our Common Stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our Common Stock.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if implemented, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

If the shareholders approve the Reverse Stock Split Proposal at the Annual Meeting, the Board will have authority to implement the Reverse Stock Split until the close of business on December 31, 2011, although we currently anticipate effecting the Reverse Stock Split shortly after the Annual Meeting. After December 31, 2011, the Board will cease to have authority to implement the Reverse Stock Split in connection with such approval.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

In connection with the Reverse Stock Split, ten (10) shares of existing Common Stock will be combined into one (1) new share of Common Stock. The number of shares of Common Stock issued and outstanding will therefore be reduced to approximately 1,641,814 shares. Prior to the Reverse Stock Split there are 16,418,140 shares of Common Stock outstanding.

If implemented, the Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any shareholder’s percentage ownership interest in the Company. In addition, the Reverse Stock Split will not affect any shareholder’s proportionate voting power. However, because the number of authorized shares of First Security’s Common Stock will continue to be 150,000,000, the effect of the Reverse Stock Split will effectively increase the number of authorized but unissued shares of First Security’s Common Stock. The additional authorized but unissued shares of First Security’s Common Stock will, upon issuance, have all of the rights and privileges of Common Stock presently authorized. Existing shareholders do not have preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that we may issue in the future. Therefore, future issuances of First Security’s Common Stock other than issuances on a pro rata basis to all shareholders would reduce each shareholder’s proportionate interest in First Security. Further, an increase in the number of authorized but unissued shares of First Security’s Common Stock could have an anti-takeover effect. If we issue additional shares in the future, such an issuance could dilute the voting power of a person seeking control of First Security, thereby making an attempt to acquire control of First Security more difficult or expensive. Neither the Board nor management is currently aware of any attempt, or contemplated attempt, to acquire control of First Security, and we are not presenting this proposal with the intent that it be used as an anti-takeover device.

The Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

If the Reverse Stock Split is implemented, after the Effective Time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. Our Common Stock will continue to be listed on the NASDAQ Global Select Market under the symbol “FSGI,” or such other trading symbol as may be applicable at the time.

Beneficial Holders of Common Stock

If the Reverse Stock Split is implemented, we intend to treat shares held by shareholders through a bank, broker, custodian or other nominee in the same manner as registered shareholders whose shares are registered in their names. Shareholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the reverse split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

Holders of Certificated Shares of Common Stock

When the Board implements the Reverse Stock Split, shareholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a shareholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Shareholders will then receive New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these shareholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

Because we intend to avoid the existence of fractional shares of our Common Stock, the number of shares to be issued to each shareholder will be rounded up to the nearest whole number, if, as a result of the Reverse Stock Split, the number of shares owned by any shareholder would not be a whole number, and thus, we do not intend to issue certificates representing fractional shares in connection with the Reverse Stock Split. To avoid the existence of fractional shares of our Common Stock, the number of shares to be issued to each shareholder will be rounded up to the nearest whole number, if, as a result of the Reverse Stock Split, the number of shares owned by any shareholder would not be a whole number.

Effect of the Reverse Stock Split on Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon a Reverse Stock Split ratio of one-for-ten (10), proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. Adjustment of such options will be made in such fashion as to maintain their treatment as “incentive stock options” under the Internal Revenue Code of 1986. The number of shares deliverable upon settlement or vesting of restricted stock awards and units will be reduced proportionately based upon the Reverse Stock Split ratio determined by the Board of Directors.

Accounting Matters

As of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the Common Stock received under the terms of the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered, and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

No Dissenters’ Rights

Under Tennessee law and our Articles of Incorporation, holders of our Common Stock will not be entitled to dissenters’ rights with respect to the Reverse Stock Split.

Vote Required

Under Tennessee law, the affirmative vote of a majority of the holders of outstanding shares of Common Stock is required to approve the Reverse Stock Split Proposal. As such, broker non-votes and abstentions count as votes against the Reverse Stock Split Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of June 30, 2011 by (1) each of our current directors and director nominees; (2) each of our named executive officers; (3) all of our present executive officers and directors as a group; and (4) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding Common Stock, based on the most recent Schedules 13G and 13D Reports filed with the SEC and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is 531 Broad Street, Chattanooga, Tennessee 37402. Fractional shares as a result of our dividend reinvestment plan have been rounded to the nearest share for presentation purposes.

Information relating to beneficial ownership of our Common Stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within 60 days from June 30, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Shares Beneficially Owned (2)
Directors and Director Nominees:
Ralph E. Coffman, Jr.	2,904	(3)	*
John J. Clarke, Jr.	275,056	(4)	1.68%
William C. Hall	1,200	(5)	*
Carol H. Jackson	89,555	(6)	*
Robert P. Keller	275,056	(7)	1.68%
Ralph L. Kendall	60,308	(8)	*
Kelly P. Kirkland	—		*

Named Executive Officers, who are not also Directors:
Rodger B. Holley	274,729	(9)	1.66%
William L. Lusk, Jr.	36,494	(10)	*
Robyn L. Thomas	25,745	(11)	*
Terry M. Todd	56,079	(12)	*
Denise M. Cobb	12,794	(13)	*

All Current Directors and Executive Officers, as a Group (9 persons):	265,948	(14)	1.61%

5% Shareholders:
ClearBridge Advisors, LLC	873,520	(15)	5.32%
First Security Group, Inc. 401(k) and Employee Stock Ownership Plan	1,106,406	(16)	6.74%
Wellington Management Company, LLP	1,279,609	(17)	7.79%

*	Less than 1% of outstanding shares.
(1)	Some or all of the shares may be subject to margin accounts.
(2)	The percentage of our Common Stock beneficially owned was calculated based on 16,418,140 shares of Common Stock issued and outstanding as of June 30, 2011. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of our Common Stock held by such shareholder or group and exercisable within 60 days of June 30, 2011.
(3)	Includes 1,200 shares subject to restricted stock awards and 1,704 shares held in First Security’s 401(k) plan.
(4)	Includes 120,000 shares held by Triumph Investment Fund, L.P., and 155,056 shares held by Triumph Investment Fund II, L.P., for which Mr. Clarke has voting control. The business address for Triumph Investment Fund, L.P. is Coldstream Park 116B South River Road, Bedford, NH 03110. The business address for Triumph Investment Fund II, L.P. is Coldstream Park 116B South River Road, Bedford, NH 03110.
(5)	Includes 1,200 shares subject to restricted stock awards.

(6)	Includes 6,663 shares owned by Ms. Jackson’s spouse and 5,088 shares owned by an IRA for the benefit of Ms. Jackson; also includes 32,150 shares that Ms. Jackson has the right to acquire by exercising options that are exercisable within 60 days after June 30, 2011.
(7)	Includes 120,000 shares held by Triumph Investment Fund, L.P., and 155,056 shares held by Triumph Investment Fund II, L.P., for which Mr. Keller has voting control. The business address for Triumph Investment Fund, L.P. is Coldstream Park 116B South River Road, Bedford, NH 03110. The business address for Triumph Investment Fund II, L.P. is Coldstream Park 116B South River Road, Bedford, NH 03110.
(8)	Includes 3,894 shares owned by Mr. Kendall’s spouse; also includes 32,150 shares that Mr. Kendall has the right to acquire by exercising options that are exercisable within 60 days after June 30, 2011.
(9)	Includes 70,244 shares owned by an IRA for the benefit of Mr. Holley, 16,245 shares held in First Security’s 401(k) plan and 337 shares owned by Mr. Holley’s child; also includes 116,650 shares that Mr. Holley has the right to acquire by exercising options that are exercisable within 60 days after June 30, 2011 and that lapse on July 21, 2011.
(10)	Includes 12,329 shares owned by an IRA for the benefit for Mr. Lusk, 11,771 shares held in First Security’s 401(k) plan and 1,498 shares owned by Mr. Lusk’s wife and children.
(11)	Includes 4,000 shares owned by an IRA for the benefit for Ms. Thomas, 5,745 shares held in First Security’s 401(k) plan and also includes 15,400 shares that Ms. Thomas has the right to acquire by exercising options that are exercisable within 60 days after June 30, 2011.
(12)	Includes 1,900 shares owned by an IRA for the benefit for Mr. Todd, 12,019 shares held in First Security’s 401(k) plan, and 360 shares owned by Mr. Todd’s child; also includes 41,800 shares that Mr. Todd has the right to acquire by exercising options that are exercisable within 60 days after June 30, 2011.
(13)	Includes 7,294 shares held in First Security’s 401(k) plan and also includes 5,500 shares that Ms. Cobb has the right to acquire by exercising options that are exercisable within 60 days after June 30, 2011.
(14)	Includes 135,050 shares that the owner has the right to acquire by exercising options that are exercisable within 60 days after June 30, 2011.
(15)	Based on a Schedule 13G/A filed on February 11, 2011 reporting shares beneficially owned as of December 31, 2010. The address for ClearBridge Advisors, LLC is 620 8th Avenue, New York, NY 10018.
(16)	Based on a Schedule 13G/A filed on February 3, 2011 reporting shares beneficially owned as of December 31, 2010. The address for First Security Group, Inc. 401(k) and Employee Stock Ownership Plan (the “ESOP”) is 531 Broad Street, Chattanooga, TN 37402, and the Schedule 13G includes the ESOP’s trustee, FSGBank, National Association.
(17)	Based on a Schedule 13G filed on February 14, 2011 reporting shares beneficially owned as of December 31, 2010. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

RELATED PARTY TRANSACTIONS

First Security recognizes that related party transactions may raise questions among shareholders as to whether those transactions are consistent with the best interests of First Security and our shareholders. It is First Security’s policy to enter into or ratify related party transactions only when the Board of Directors, acting through the Audit/Corporate Governance Committee, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of First Security and our shareholders, including but not limited to situations where First Security may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when First Security provides products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, First Security has adopted a formal written policy, summarized below, for the review, approval or ratification of related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $100,000 when aggregated with all similar transactions, or (3) loans made by FSGBank in the ordinary course of business, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.

Under the policy, any related party transaction must be reported to the Chief Financial Officer and the Audit/Corporate Governance Committee and may be consummated or may continue only (1) if the Audit/Corporate Governance approves or ratifies such transaction and the committee believes that the transaction is in the best interests of First Security and our shareholders, or (2) if the transaction involves compensation that has been approved by the Compensation and Nominating Committee and reported as required by the securities laws in the Proxy Statement to shareholders.

The current policy was formalized and approved by our Board of Directors and the Audit/Corporate Governance Committee in February 2007. The Board of Directors or the Committee will review and may amend this policy from time to time.

First Security and FSGBank have completed banking and other business transactions in the ordinary course of business with directors and officers of First Security and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest. These transactions take place on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated parties. In the case of all such related party transactions, each transaction was either approved by the Audit/Corporate Governance Committee of the Board of Directors or by the Board of Directors. We expect we will continue to engage in similar banking and business transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates in the future.

From time to time, FSGBank will extend loans to the directors and officers of First Security and their affiliates. None of these loans are currently nonaccrual, past due, restructured or potential problem loans. All such loans were: (i) made in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to First Security, and did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2010, the aggregate amount of loans to such related parties was $1.1 million and unused lines of credit for these totaled $26,000.

Under SEC regulations, First Security is required to disclose any transaction that was completed since the beginning of 2010, in which First Security was a participant, the amount involved exceeds $120,000, and any related person of First Security had a direct or indirect material interest. First Security did not engage in any transactions that satisfied that threshold. However, First Security believes it is important to fully disclose the related party transactions in which we have engaged. Accordingly, First Security voluntarily discloses the following related party transactions.

From January 1, 2010 to June 30, 2010 and the years ended December 31, 2009 and 2008, First Security was party to an agreement with Alpha Antiques, whose sole proprietor, Judy Holley, is the spouse of Rodger Holley, our former Chairman and Chief Executive Officer. Under the agreement, Alpha Antiques provided design and procurement services relating to the design and construction of our branches and the management of OREO properties, for which we paid $23,000 in 2010, $40,000 in 2009 and $40,000 in 2008. During 2009 and the first half of 2010, we also provided for the use of a company car to assist in managing the increased OREO properties.

During 2010 and 2009, we entered into certain sale transactions with Ray Marler, a former director. We sold repossessed assets to companies owned by Mr. Marler. Gross proceeds to FSGBank during 2010 totaled $67,000. During 2009, companies owned by Mr. Marler purchased repossessed assets through a dealer. The proceeds for the 2009 purchases totaled $20,000. We also utilized Mr. Marler’s companies for certain services associated with other real estate owned. Payments for these services totaled $6,000 and $7,000 for the years ended December 31, 2010 and 2009, respectively.

During 2009, 2010 and 2011, Bruce Goodwin, Inc., a general construction firm located in Chattanooga, Tennessee, has provided a variety of construction work for us. One of Bruce Goodwin, Inc.’s salaried project managers was Mike Kirkland, who is the spouse of Kelly Kirkland, a director. Prior to his retirement on June 15, 2011, Mr. Kirkland occasionally worked on projects at Bruce Goodwin, Inc. for First Security, but his compensation was not affected by work done for First Security. Bruce Goodwin, Inc. is wholly-owned by Bruce Goodwin, who is Mr. Kirkland’s brother-in-law. First Security has paid Bruce Goodwin, Inc. a total of $105,000 in 2008, $1.18 million in 2009, $329,000 in 2010 and $90,000 to date in 2011. First Security believes the construction work provided by Bruce Goodwin, Inc. was done in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires First Security’s directors and executive officers, and persons who own more than 10% of First Security Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of First Security. Directors, executive officers and greater than 10% shareholders are required by regulation to furnish First Security with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports and certifications from our directors and officers, all of our directors and executive officers complied with all applicable Section 16(a) filing requirements during 2010. In regard to beneficial owners of more than 10% of outstanding shares of Common Stock, we not aware that any person beneficially owns more than 10% of our Common Stock.

AUDIT COMMITTEE MATTERS

General

Joseph Decosimo and Company, PLLC, an independent registered public accounting firm, was the independent auditor for First Security and FSGBank for the fiscal year ending December 31, 2010. Joseph Decosimo and Company, PLLC, has served as the independent auditor for First Security and FSGBank since February 17, 1999. Joseph Decosimo and Company, PLLC, has advised First Security that neither the firm nor any of its principals has any direct or material interest in First Security or FSGBank except as auditors and independent public accountants of First Security and FSGBank.

A representative of Joseph Decosimo and Company, PLLC is expected to be present at the Meeting and will be given the opportunity to make a statement on behalf of the firm if he or she so desires. A representative of Joseph Decosimo and Company, PLLC is also expected to respond to appropriate questions from shareholders.

Audit/Corporate Governance Committee Report

The Audit/Corporate Governance Committee monitors First Security’s financial reporting process on behalf of the Board of Directors. This report reviews the actions taken by the Committee with regard to First Security’s financial reporting process during 2010 and particularly with regard to First Security’s audited consolidated financial statements as of December 31, 2010 and 2009 and for the three years ended December 31, 2010.

First Security’s management has the primary responsibility for First Security’s financial statements and reporting process, including the systems of internal controls. First Security’s independent auditors are responsible for performing an independent audit of First Security’s consolidated financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States) and issuing a report on First Security’s consolidated financial statements. The Committee’s responsibility is to monitor the integrity of First Security’s financial reporting process and system of internal controls and to monitor the independence and performance of First Security’s independent auditors and internal auditors.

The Committee believes that it has taken the actions it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit/Corporate Governance Committee’s charter. To carry out its responsibilities, the Audit/Corporate Governance Committee met five times during 2010.

The Committee reviewed and approved all of the related party transactions. In addition, the Committee determined that the related party transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, and were not expected to present unfavorable features to First Security.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements included in First Security’s annual report on Form 10-K for the year ended December 31, 2010, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee also reviewed and discussed with First Security’s independent auditors, Joseph Decosimo and Company, PLLC, their judgments as to the quality (rather than just the acceptability) of First Security’s accounting principles, and such other matters as are required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board as part of Rule 3200T. In addition, the Committee discussed with Joseph Decosimo and Company, PLLC its independence from management and First Security, and has received the written disclosures and the letter from Joseph Decosimo and Company, PLLC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee also considered whether the provision of services during 2010 by Joseph Decosimo and Company, PLLC that were unrelated to its audit of the financial statements referred to above, and to their reviews of First Security’s interim financial statements during 2010, is compatible with maintaining Joseph Decosimo and Company, PLLC’s independence.

Additionally, the Committee discussed with First Security’s internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of First Security’s internal controls, and the overall quality of First Security’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in First Security’s annual report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Audit/Corporate Governance Committee:	Ralph L. Kendall, Chairman
William C. Hall
Carol H. Jackson

, 2011

Audit Fees

The following table sets forth fees for professional audit and quarterly review services rendered by Joseph Decosimo and Company, PLLC, for the years ended December 31, 2010 and 2009, as well as fees billed for other services rendered by Joseph Decosimo and Company, PLLC, during those periods.

	2010	2009
Audit Fees (1)	$220,710	$246,955
Audit-Related Fees (2)	—	26,446
Tax Fees – Preparation and Compliance (3)	86,575	86,836

Sub total	307,285	360,237

Tax Fees – Other (4)	—	4,850
All Other Fees	—	—

Sub total	—	4,850

Total Fees	$307,285	$365,087

(1)	Audit fees consist of fees billed for professional services rendered in connection with the audit of the company’s consolidated financial statements, review of periodic reports and other documents filed with the SEC, including quarterly financial statements included in Forms 10-Q and services normally provided in connection with statutory or regulatory filings or engagements. Amounts reported in 2009 include procedures performed related to Form S-1 and S-1/A filings.

(2)	Audit-related fees consist of assurance and other services that are related to the performance of the audit or quarterly review of the company’s consolidated financial statements. Such fees include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. 2008 fees included the audit of First Security’s benefit plan.
(3)	Tax Fees – Preparation and Compliance consist of the aggregate fees billed for professional services rendered for tax return preparation and compliance.
(4)	Tax Fees – Other consist primarily of tax research and consultation, as well as tax planning and other tax advice.

The Board of Directors of First Security has considered whether the provision of services during 2009 by Joseph Decosimo and Company, PLLC that were unrelated to its audit of First Security’s financial statements or its reviews of First Security’s interim financial statements during 2009 is compatible with maintaining Joseph Decosimo and Company, PLLC’s independence. The services provided by the independent auditors were pre-approved by the Audit/Corporate Governance Committee to the extent required under applicable law and in accordance with the provisions of the committee’s charter. The Committee requires pre-approval of all audit and allowable non-audit services.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

Shareholder Proposals

To be included in First Security’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by First Security at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted no later than April 5, 2012 for next year’s annual meeting. The persons named as proxies in First Security’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, by sending it to First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

Householding

As permitted by applicable law, we may deliver only one copy of this Proxy Statement to shareholders residing at the same address unless the shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. This is known as “householding.” We do this to reduce costs and preserve resources.

Upon oral or written request, we will promptly deliver a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Secretary of the Board. You may contact our Secretary of the Board at (423) 266-2000, by mail at First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402.

OTHER MATTERS

Management of First Security does not know of any matters to be brought before the Meeting other than those described above. If any other matters properly come before the Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

A copy of our 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements and notes thereto are being mailed to stockholders of record along with this Proxy Statement.

We have provided to each person solicited hereby a copy of our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission (including the financial schedules thereto but without the exhibits) as part of our 2010 Annual Report to shareholders. We will furnish any exhibit to our Annual Report on Form 10-K to any person solicited hereby upon written request and payment of a reasonable fee as we may specify to cover our expenses in providing the exhibits. Requests may be addressed to First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402.

Our Annual Report on Form 10-K, including exhibits, is also accessible from our corporate website, www.FSGBank.com. This website also contains our other filings with the Securities and Exchange Commission, including but not limited to our quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to these or other reports. These reports are accessible soon after we file them with the Securities and Exchange Commission.

By Order of the Board of Directors,

[Insert Signature]

Ralph E. Coffman, Jr.

Interim Chairman of the Board, Interim Chief Executive Officer and President

July 29, 2011

REVOCABLE PROXY

FIRST SECURITY GROUP, INC.

REVOCABLE PROXY BY AND ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 13, 2011

The undersigned hereby appoints Ralph E. Coffman, Jr. and John R. Haddock, or either of them, each with full power of substitution, as Proxies to vote all shares of the $0.01 par value common stock of First Security Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held Tuesday, September 13, 2011, at 2:00 p.m., local time, at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, and at any postponement or adjournment thereof.

The Proxies will vote on the proposals set forth in the notice of annual meeting and proxy statement as specified on this proxy and are authorized to vote at their discretion as to any other business which may come properly before the meeting. If a vote is not specified, the Proxies will vote for approval of the proposals.

The Board of Directors recommends a vote “FOR” the following proposals:

1.         Election of Directors. Authority for the election of Ralph E. Coffman, Jr., John J. Clarke, Jr., William C. Hall, Carol H. Jackson, Robert P. Keller, Ralph L. Kendall and Kelly P. Kirkland, as directors, each to serve until First Security’s 2012 Annual Meeting of Shareholders and until their successors are elected and qualified.

For                                                   Withhold                                                  For All Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.         Advisory Vote on Executive Compensation. Authority to adopt a non-binding resolution approving the compensation of First Security’s executives as disclosed under the federal securities laws.

For                                                      Against                                                      Abstain

3.         Reverse Stock Split. Authority to adopt an amendment to First Security’s Articles of Incorporation that would effect a one-for-ten (10) reverse stock split of First Security’s Common Stock.

For                                                      Against                                                      Abstain

COMMON SHARES:

ACCOUNT NUMBER:

THIS PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, mark, sign, date and return in the envelope furnished.

FIRST SECURITY GROUP, INC.

Please sign exactly as name appears on the label below. When shares are held by joint tenants both should sign. When signing as attorney, administrator, trustee, or guardian please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN ABOVE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.